Exhibit 10.3

30/09/2015	Regus

Renewal Agreement:

Agreement Date: September 30, 2015	Reference No: R69220

Business Center Details	Client Details

London London Bridge	Company Name	VERONA PHARMA PLC

Sales Manager	Max Chapman

Office Payment Details (exc. tax and exc. services)

Office Number	Number of people	Price per Office
145A	6	£9,649.00
151	1	£2,057.00

Service Provision:	Start Date	January 1, 2016	End Date	December 31, 2016

All agreements end on the last calendar day of the month.

Terms and Conditions

We are Regus Management (UK) Limited [the Provider], please click the link below for terms and conditions.

Download the house rules

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Online Office Agreement

•    Agreement Date : October 17, 2014

•    Confirmation No : 5880549

Business Center Details	Client Details

LONDON, London Bridge - More London	Company Name	VERONA PHARMA PLC
3 More London Riverside	Contact Name	Biresh Roy
London		XXX
Address		XXX
SE1 2RE	Address	United Kingdom
United Kingdom	Phone	XXX
Sales Manager Sanna Parkkunen	Email	XXX

Office Payment Details (exc. VAT and exc. services)

Office Number	Number of people	Price per Office
145A	6	£11,579.00
151	1	£2,469.00

Initial Payment :

First month’s fee :	£ 0.00
Service Deposit :	£ 28,096.00
Total Initial Payment :	£ 28,096.00

Service Provision :

Start Date 1 January 2015 End Date 31 December 2015

All agreements end on the last calendar day of the month.

Comments:

* 2 Months Free - Total Savings of £ 28,096.00

Customer will get the 1st, and 7th month office fee waived on the initial term.

Confirm by typing your name in the box below

Name : Biresh Roy              on behalf of VERONA PHARMA PLC

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I confirm these details are correct to the best of my knowledge	Signed on
October 17, 2014

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Online Service Agreement

Dear Biresh Roy,

Thank you for your order for office space at LONDON, London Bridge - More London.

Your order has been completed and we will be contacting you shortly to go through the process of moving in and getting your office space customised to your specific needs.

Order overview:

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Centre Name:	LONDON, LONDON BRIDGE - MORE LONDON

Confirmation Number:	5880549

We look forward to greeting you on your first day.

Yours sincerely,

Sanna Parkkunen

Copyright © 2009 Regus plc. All rights reserved.

Reproduction in whole or in part in any form or medium without express written permission of Regus plc is prohibited.

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The information in this email is confidential and may be privileged.

If you are not the intended recipient, please destroy this message and notify the sender immediately.

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Regus PLC, 26, Boulevard Royal, L-2449 Luxembourg

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HOUSE RULES | UNITED KINGDOM

These are The Providers’ House Rules which may change from time to time and which apply between The Provider and the Customer in relation to a Business Centre.

Accommodation

1.              Upon move in: The Provider will ask the Customer to sign an inventory of all accommodation, furniture and equipment the Customer is permitted to use, together with a note of its condition, and details of the keys or entry cards issued to the Customer.

2.              The Customer may not put up any signs on the doors of their accommodation or anywhere else that is visible from outside the rooms the Customer is using without written approval from the local Business Centre team. The Provider reserves the right to charge a fee for any signage and to specify its design to ensure it remains in keeping with the Centre’s design.

3.              Taking care of the Provider’s property: the Customer must take good care of all parts of the Business Centre, its equipment, fittings and furnishings that they use. The Customer must not alter any part of it.

4.              Keys and security: Any keys or entry cards which The Provider allows the Customer use remain the Provider’s property at all times. The Customer must not make any copies of the keys and/or entry cards or allow anyone else to use them without the Provider’s consent. Any loss must be reported to The Provider immediately and the Customer must pay a reasonable fee for replacement keys or cards and of changing locks, if required. This rule improves security levels of the Business Centre. If the Customer is permitted to use the Business Centre outside normal working hours it is the Customer’s responsibility to lock the doors to their accommodation and to the Business Centre when they leave. This is to ensure the safety of individuals and property at the Business Centre.

Use

5.              The Customer shall not leave open any corridor doors, exit doors or door connecting corridors during or after business hours. For security purposes and if the Customer does so, it will be at the Customer’s own risk. All corridors, halls, elevators and stairways shall not be obstructed by the Customer or used for any purpose other than egress and ingress. The Customer can only use public areas with the consent of the Provider and those areas must be kept neat and attractive at all times.

6.              The Customer’s name and address: At the Customer’s request and cost, the Provider is happy to include the Customer’s name in the house directory at the Business Centre, where this facility is available. The Customer must not use the name of the Provider in any way in connection with their business. The Customer may not use the Business Centre as the Customer’s registered address for service-of-process.

7.              The Customer’s employees and guests shall conduct themselves in a business like manner; proper business attire shall be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other Customers and the Customer will abide by the Provider’s directives regarding security, keys, parking and other such matters common to all occupants.

8.              The Customer shall not, without the Provider prior written consent, store or operate in their office(s) or the Business Centre(s), any computer (excepting a personal computer) or any other large business machine, reproduction equipment, heating equipment, stove, radio, stereo equipment or other mechanical amplification equipment, vending or coin operated machine, refrigerator, boiler or coffee equipment. Additionally, the Customer must not conduct a mechanical business therein, do any cooking therein, or use or allow to be used in the building where the Business Centre is located, oil burning fluids, gasoline, kerosene for heating, warming or lighting. No article deemed hazardous on account of fire or any explosives shall be brought into the Business Centre. No offensive gases, odours or liquids shall be permitted. No firearms shall be permitted. The Business Centre is intended to be used solely for office use. The Provider may in it absolute discretion give prior approval to an alternative use of the Customer’s accommodation (such approval to be in writing) and in the event that it does so references to “office” shall be construed accordingly.

9.              The electrical current shall be used for ordinary lighting, powering personal computers and small appliances only unless written permission to do otherwise shall first have been obtained from the Provider at an agreed cost to the Customer. If the Customer requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at the Customer’s expense by the personnel designated by the Provider.

10.       The Customer may not conduct business in the hallways, reception area or any other area except in the Customer’s designated office without the prior written consent of the Provider.

11.       The Customer shall bring no animals into the building other than certified assistance animals.

12.       Kitchen amenities / Beverage fee: allows the Customer and visitors access to self-service coffee and tea.

13.       Businessworld membership: Your complimentary Businessworld membership can be used in any the Provider location outside of your home centre where your office/virtual office is located. Use of the Lounges will be governed by the Businessworld Terms and Conditions which are conveniently located on www.regus.co.uk.

House Rules UK, May 15, MV

14.       The Customer shall not use the Business Centre for manufacturing or storage of merchandise except as such storage may be incidental to general office purposes. The Customer shall not occupy or permit any portion of the Business Centre to be occupied or used for the manufacture, sale, gift or use of liquor, narcotics or tobacco in any form.

15.       No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Business Centre by the Customer nor shall any changes be made to existing locks or the mechanisms thereof.

16.       Canvassing, soliciting and peddling in the building are prohibited and the Customer shall not solicit other Customers for any business or other purpose without the prior written approval of the Provider.

17.       All property belonging to the Customer or any of the Customer’s employee, agent or invitee shall be at the risk of such person only and the Provider shall not be liable for damages thereto or for theft or misappropriation thereof.

18.       Smoking shall be prohibited in all public areas, including conference and training rooms. No smoking shall be permitted at any time in any area of the Business Centre (including open offices).

19.       The Customer or the Customer’s officers, directors, employees, shareholders, partners, agents, representatives, contractors, customers, or invitees shall be prohibited from participating in any type of harassing, discriminatory or abusive behaviour to the Provider’s team members, other Customers or invitees, verbal or physical in the Business Centre for any reason. Any breach of this rule is a material breach of your agreement (not capable of remedy) and your agreement may be terminated immediately and services will be suspended without further notice.

20.       For Jersey only: Regus Jersey takes its legal and regulatory responsibilities seriously. All Clients are required to maintain a real physical presence at the Centre and must keep a valid licence held under the Regulation of Undertakings and Development (Jersey) Law 1973 (unless written confirmation is received from the Population Office that a licence is not required). In the event that either of these requirements (or other local legal and regulatory requirements) are, in the Provider’s opinion, not met then your agreement will be deemed to be breached and may be terminated without further notice per the terms and conditions.

Services and Obligations

21.       Furnished office accommodation: The Customer shall not affix anything to the windows, walls or any other part of the office or the Business Centre or make alterations or additions to the office or the Business Centre without the prior written consent of the Provider.

22.       Office services: The Provider is happy to discuss special arrangements for the use of the facilities outside the Business Centre normal opening hours or, the normal working days where the Business Centre is located. There may be an additional charge for such special arrangements. This can be discussed at the time of arrangement.

23.       All of the pay-as-you-use services are subject to the availability of the Business Centre staff at the time of any service request. The Provider will endeavour to deal with a service request at the earliest opportunity and provide the additional service the Customer requires, but the Provider will not be held responsible for any delay.

24.       If in the Provider’s opinion, the Provider decides that a request for any pay-as-you-use service is excessive; the Provider reserves the right to charge an additional fee at the Provider’s usual published rates based on the time taken to complete the service. This will be discussed and agreed between the Provider and the Customer at the time the Customer makes such request.

25.       Services will be available during normal opening hours. Internet access and phone lines are available after hours and weekends.

The Provider’ Services Agreement

26.       Nature of the Provider’ Services Agreement: The Provider may assign the Services Agreement at any time without the Customer’s consent. This clause reflects the fact that the Customer is taking a serviced office agreement and not a lease and that the Provider retains overall control of the Business Centre. The Customer has no real-property or commercial property interest of any kind in the building where the Business Centre is located. Where the Customer is a company and it merges with another or the Customer needs to allow an affiliate to use the services provided under the Services Agreement, the Customer will explain the need for any change to the Provider and the Provider will give careful consideration in each case. The Provider needs to be sure it knows, and is satisfied with, the identity of each occupant of the Business Centre.

27.       Data protection: The Provider requests that the Customer provides, as and when requested by the Provider, documentation and personnel information as the Provider may reasonably require enabling the provision of the services. Such personal data will be used by the Provider in accordance with the law

28.       Subordination: This agreement is subordinate to the Provider lease with the Provider landlord and to any other agreements to which the Provider’s lease with the landlord is subordinate.

29.       Annual indexation: For all agreements with a term greater than 12 months, the indexation applied of the All Items Retail Prices Index + 2% will be substituted by CPI or 2.8% whichever is the greater.

30.       Cross default : The Customer agrees that, if they are in default under a service agreement with the Provider at a different business centre (“Different Location Agreement”) to the one specified in this Agreement, that the Provider may recover any unpaid sums due under a Different Location Agreement from the Customer under this Agreement and that the Provider may, in particular (but not limited to), withhold services under this Agreement or deduct sums from the retainer held under this Agreement in respect of such unpaid sums.

31.       Company Name Change: If there is a need to change the name of your company, requests must be made in writing and addressed to the Centre Manager. Please note that these requests will be processed 60 days from the beginning of the next calendar month. Any invoices prior will be in the current company name and cannot be changed.

Fees

32.       Standard services: The standard fee and any fixed, recurring services requested by the Customer are billed in advance and payable upon receipt of invoice. Where a daily rate applies, the charge for any such month will be 30 times the standard fee. For a period of less than a month the standard fee will be applied on a daily basis. Recurring services will be provided by the Provider at the specified rates for the duration of your Agreement (including any renewal). If a Customer has a need to cancel a recurring service they may request this at any time up to the notification due date of the agreement. The cancellation will be applied from the first day of the renewal start.

33.       Pay-as-you-use and additional variable services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with our published rates which may change from time to time, are billed in arrears and payable upon receipt of invoice.

34.       Office set up: An office set up fee of £55 will be charged for each occupant.

35.       Office restoration fee: A fee of £20 per sqm for each occupied office will be charged upon the Customer’s departure or if the Customer, at the Customer’s option, chooses to relocate to different rooms within the Centre. The Provider reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear.

36.       Business continuity service: All Customers will be automatically entered into a standard Virtual Office Agreement for 3 months upon departure from The Provider, to cover the management and redirection of mail, fax, calls and visitors. (Upon departure to comply with current money laundering regulations 2007, personal identification will be required in order to continue utilising your the Provider address and mail handling services).

37.       This fee will be charged at the current market rate. Prices can be obtained upon request.

38.       Late payment and penalty: All invoices are due upon receipt. Late fee dates will vary based on the type of service/invoice that is provided. At any time, the Customer may ask the centre team on what date a late fee will be assessed. If the Customer does not pay fees when due, a service fee of £25 plus 5% penalty will be charged on all overdue balances under £500. For balances equal to or greater than £500 a fee of £50 plus 5% penalty will apply. If the Customer disputes any part of an invoice, the Customer must pay the amount not in dispute by the due date or be subject to such late fee and penalty. The Provider also reserves the right to withhold services (including for the avoidance of doubt, denying the Customer access to the Customer’s accommodation) while there are any outstanding fees, penalties and interest or the Customer is in breach of the Service Agreement which, for the avoidance of doubt, includes these House Rules.

39.       Insufficient funds: The Customer will pay a fee of £35 or the maximum amount permitted by law for any returned payments due to insufficient funds. Furthermore, should any change be made from a direct debit payment process, a £35 fee will apply.

40.       Taxes: The Customer will pay all current taxes paid by the Provider to any government authority. This currently applies to the Carbon Levy and VAT.

Liability

41.       Mail: The Customer releases the Provider from any liability arising out of or incurred in connection with any mail or packages received on the Customer’s behalf.

Force Majeure

42.       The Provider shall have no liability to the Customer under this agreement if it is prevented from, or delayed in, performing its obligations under this agreement or from carrying on its business by acts, events, omissions or accidents beyond its reasonable control, including (without limitation) strikes, failure of a utility service or transport network, act of God, war, riot, civil commotion, malicious damage, disease or quarantine restrictions compliance with any law or governmental order, rule, regulation or direction, accident, fire, flood, storm or default of suppliers or subcontractors. The Provider’s obligation to perform its obligations shall be suspended during the period required to remove such force majeure event.

The Provider shall notify the Customer as soon as reasonably possible of the force majeure event and propose a suitable alternative accommodation (if any) in the same Business Centre or in another available business centre.

IT and technology policy

43.       Introduction

This Policy forms part of the The Provider’s Internet IT & Connectivity order and applies where the Customer wishes to use The Provider’s Telecommunication and Internet connectivity services and equipment.

The Provider is considered a Downstream Service Provider (DSP), which means The Provider provides a personalised connection to the Internet which is managed and protected via a firewall.

•                 The Provider’s Internet service provides the Customer with an Internet connection that provides regular business activity such as web browsing, the ability to send and receive electronic communications, access to business applications and like.

•                 The Provider’s Internet service is based on a symmetrical leased line connection or similar technology that is shared with other individual Provider’s Customers within the same Provider’s office building.

•                 The Provider can provide the Customer with dedicated leased line connectivity various capacities subject to availability. This provides an uncontended, symmetrical connection of the selected Customer bandwidth. The service provides one (1) public IP address with the facility to purchase and deploy additional IP addresses.

•                 The service provides the Customer with the following capability:

•                  The ability to deploy public IP addressing.

•                  The option to run server based solutions that require inbound connectivity (e.g. an FTP, web or mail server).

•                  The option to run “site to site” VPN connections.

•                  The Customer is also able to deploy its own “firewall” to manage its own LAN and VPN connections should the Customer wishes to do so.

44.       The Provider’s Internet and Telecommunications Policy

a.              Content. The Customer acknowledges that the Provider does not monitor the content of information transmitted through the Provider’s telecommunications lines or equipment, which includes, but is not limited to, Internet access, telephone, fax lines and data lines (“Telecommunications Lines”). The Customer further acknowledges that the Provider is merely providing a conduit for Customer’s Internet transmissions, similar to a telephone company, and that the Provider accepts no liability for the content of transmissions by the Customer.

b.              Restrictions. The Provider’s Internet service may be used only for lawful purposes and shall not be used in connection with any criminal or civil violations of state, federal, or international laws, regulations, or other government requirements. Such violations include without limitation theft or infringement of copyrights, trademarks, trade secrets, or other types of intellectual property; fraud; forgery; theft or misappropriation of funds, credit cards, or personal information; violation of export control laws or regulations; libel or defamation; threats of physical harm or harassment; or any conduct that constitutes a criminal offence or gives rise to civil liability. The Customer is responsible for maintaining the basic security and virus protection of the Customer’s systems to prevent their use by others in a manner that violates the Service Agreement. The Customer is responsible for taking corrective actions on vulnerable or exploited systems to prevent continued abuse.

c.               The Provider’s Internet access - Per user basis. The Provider grants the Customer access to the the Provider’s Internet service on a per user access basis. In the event of the Customer increasing the number of users by utilising a gateway device (router, firewall etc) or by other means, the Customer agrees to pay the The Provider’s fee for each user who accesses the Internet, either directly or through a gateway device.

d.              Unauthorised access. In no event may the Customer increase its authorised access points to the Telecommunications/Data lines by means of wire splitting or any other method including wireless devices. In the event of the Customer breaching paragraph 44.c (the Provider’s Internet Access — Per User Basis), above, or this paragraph, the Provider may disconnect all of the Customer’s access to the Telecommunications/Data lines upon three (3) business days prior written notice to the Customer. The Customer shall pay all the Provider’s fees for any unauthorised Telecommunications/Data Lines use upon invoice from the Provider. The Provider shall have no obligation to reconnect the Customer to the Telecommunications/Data Lines until such fees have been paid in full and the Customer has ceased to make unauthorised access.

e.               Customer installed telecommunications lines. It is part of the The Provider business model to provide Telecommunications Lines to its Customers. The Customer may not bypass the use of the The Provider Telecommunications Lines by installing its own direct Telecommunications Lines. On a case by case basis, The Provider may grant the Customer authorisation to install direct Telecommunications Lines upon written request by the Customer. This permission will only be granted on the agreement of the Customer, to make a monthly payment of a direct access fee as set by the Provider which will be equal to the monthly Provider’s Internet fee, the telecoms package fee or both.

f.                Security violations. The Customer is prohibited from engaging in any violations of system or network security. The Provider’s Internet service may not be used in connection with attempts - whether or not successful - to violate the security of a network, service, or other system. Examples of prohibited activities include, without limitation, hacking, cracking into, monitoring, or using systems without authorization; scanning ports; conducting denial of service attacks; and distributing viruses or other harmful software. The Provider reserves the right to suspend the Internet access upon notification from a recognized Internet authority or ISP regarding such abuse. The Provider may disconnect the Customer’s equipment and withhold services if the Provider considers that the Customer’s hardware or software is, or has become, inappropriate for connection to the Provider’s network. The Customer is responsible for the Customer’s own virus protection on the Customer’s systems and hardware.

g.               The Provider’s Internet services are only available at the Provider locations and connection to the Provider’s network is only permitted at those locations or via the Provider’s provided services. The Customer must not create any links between the Provider’s network and any other network or any telecommunications service without the Provider’s consent.

h.              Revisions to this policy. The Provider may modify this Policy at any time, with or without notice.

i.                  Special requirements:

•                  Where the Customer is using its own wireless access points, the Customer requires written approval from The Provider, prior to implementation. The use of the Customer’s own wireless router will result in a service charge based upon the total number of contracted work stations in the Customer’s designated office space.

•                  It is to note that the following ports are blocked through the Provider’s firewall for outbound traffic: H323, Napster_8888, Nbdatagram, Nbname, RealPlayer-grp, TCP-135, TCP- 139, TCP-1433, TCP-1434, UDP-1434.

•                  Video conferencing services are not allowed on the Provider’s Data Network without written approval from the Provider’s IT Director. If approval is gained then the Customer will be required to take Reserved Bandwidth to support the solution.

•                  The Provider’s Mail relay server is limited to 128 recipients / 32MB per message. It cannot be used as a smarthost.

j.                 DISCLAIMER OF LIABILITY FOR THIRD PARTY PRODUCTS. As part of its services to the Customer, the Provider may provide third party Internet access and computer hardware and software (“Third Party Services”). THE PROVIDER DISCLAIMS ANY AND ALL LIABILITY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES, WHETHER ORAL OR WRITTEN, FOR SUCH THIRD PARTY SERVICES. THE CUSTOMER ACKNOWLEDGES THAT NO REPRESENTATION HAS BEEN MADE BY THE PROVIDER AS TO THE FITNESS OF THE THIRD PARTY SERVICES FOR THE CUSTOMER’S INTENDED PURPOSE.

k.              DISCLAIMER OF LIABILITY FOR THE CUSTOMER’S EQUIPMENT. ALL CUSTOMER EQUIPMENT STORED IN THE PROVIDER’s TELECOMMUNICATIONS ROOM IS STORED AT CUSTOMER’S OWN RISK. THE PROVIDER DISCLAIMS ANY AND ALL LIABILITY FOR SUCH EQUIPMENT AND SHALL NOT BE LIABLE FOR ANY LOSSES OR DAMAGE TO SUCH EQUIPMENT.

l.                  DISCLAIMER OF INDIRECT DAMAGES FROM LOSS OF SERVICE. The Provider does not provide any service level agreement to the Customer in regard to provision or loss of service for its Internet services. The Provider shall not be liable for any indirect damages, including lost profits, arising out or resulting from any loss of service or degradation of connectivity/access to the Internet with the Service Agreement, even if the other party has been advised of the possibility of such damages. The foregoing shall apply, to the fullest extent permitted by law, regardless of the negligence or other fault of either party.

m.          DISCLAIMER OF INDIRECT DAMAGES. The Provider shall not be liable for any indirect damages, including lost profits, arising out or resulting from the Service Agreement even if the other party has been advised of the possibility of such damages. The foregoing shall apply, to the fullest extent permitted by law, regardless of the negligence or other fault of either party.